Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Class A Common Stock

of

SUCAMPO PHARMACEUTICALS, INC.

a Delaware corporation

at

$18.00 NET PER SHARE

Pursuant to the Offer to Purchase dated January 16, 2018

by

SUN ACQUISITION CO.

a wholly owned indirect subsidiary of

MALLINCKRODT PUBLIC LIMITED COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00A.M., EASTERN TIME, ON FEBRUARY 13, 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

January 16, 2018

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated January 16, 2018 (which we refer to as the “Offer to Purchase”), and the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, we refer to as the “Offer”) in connection with the offer by Sun Acquisition Co., a Delaware corporation (which we refer to as “Purchaser”) and a wholly owned indirect subsidiary of Mallinckrodt plc, an Irish public limited company (which we refer to as “Parent”), to purchase all outstanding shares of Class A common stock, par value $0.01 per share (which we refer to as “Sucampo Shares”), of Sucampo Pharmaceuticals, Inc., a Delaware corporation (which we refer to as “Sucampo”), at a purchase price of $18.00 per Sucampo Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

We or our nominees are the holder of record of Sucampo Shares held for your account. A tender of such Sucampo Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Sucampo Shares held by us for your account.

We request instructions, by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof, as to whether you wish us to tender any or all of the Sucampo Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $18.00 per Share, net to you in cash, without interest thereon and less any applicable withholding taxes.

2. The Offer is being made for all outstanding Sucampo Shares.

3. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 23, 2017 (which we refer to, together with any amendments thereto, as the “Merger Agreement”), among Parent, Purchaser and Sucampo. The Merger Agreement provides, among other things, that, as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of specified conditions, Purchaser will be merged with and into Sucampo in accordance with Section 251(h) of the General Corporation

Law of the State of Delaware (the “Merger”), with Sucampo continuing as the surviving corporation in the Merger and thereby becoming a wholly owned indirect subsidiary of Parent.

4. The Offer and withdrawal rights will expire at 8:00 a.m., Eastern time, on February 13, 2018, unless the Offer is extended by Purchaser or earlier terminated.

5. The Offer is not subject to any financing condition. The Offer is subject to the conditions described in Section 15 of the Offer to Purchase.

6. Tendering stockholders who are record owners of their Sucampo Shares and who tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Sucampo Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Sucampo Shares, then all such Sucampo Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Sucampo Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

with Respect to the Offer to Purchase for Cash

All Outstanding Shares of Class A Common Stock

of

SUCAMPO PHARMACEUTICALS, INC.

a Delaware corporation

at

$18.00 NET PER SHARE

Pursuant to the Offer to Purchase dated January 16, 2018

by

SUN ACQUISITION CO.

a wholly owned indirect subsidiary of

MALLINCKRODT PUBLIC LIMITED COMPANY

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 16, 2018 (which we refer to as the “Offer to Purchase”), and the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, we refer to as the “Offer”), in connection with the offer by Sun Acquisition Co., a Delaware corporation (which we refer to as “Purchaser”) and a wholly owned indirect subsidiary of Mallinckrodt plc, an Irish public limited company, to purchase all outstanding shares of Class A common stock, par value $0.01 per share (which we refer to as “Sucampo Shares”), of Sucampo Pharmaceuticals, Inc., a Delaware corporation, at a purchase price of $18.00 per Sucampo Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Sucampo Shares indicated below or, if no number is indicated, all Sucampo Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Sucampo Shares submitted on the undersigned’s behalf will be determined by Purchaser and such determination shall be final and binding.

ACCOUNT NUMBER:

NUMBER OF SUCAMPO SHARES BEING TENDERED HEREBY:              SUCAMPO SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date (as defined in the Offer to Purchase).

Dated:
Signature(s)

Please Print Name(s)

Address:
(Include Zip Code)

Telephone No. (including Area Code)

*	Unless otherwise indicated, it will be assumed that all Sucampo Shares held by us for your account are to be tendered.